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                                                                    EXHIBIT 99.1

                                   DYAX CORP.

         Important Factors That May Affect Future Operations and Results

                                   March 2002

In this Exhibit 99.1, "we," "us," "our" and "Dyax" refer to Dyax Corp. and its subsidiaries.

From time to time, we may make forward-looking public statements, such as statements concerning our then expected future revenues or earnings or our projected plans for research and development programs and collaborations, as well as other estimates relating to future operations. Forward-looking statements may be in reports filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in press releases or informal statements made with the approval of an authorized executive officer. In some cases, words or phrases of expectation or uncertainty like "expect," "believe," "continue," "anticipate," "estimate," "may," "will," "could," "opportunity," "future," "project," or similar expressions identify "forward-looking statements" within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933, as amended, as enacted by the Private Securities Litigation Reform Act of 1995.

We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. In addition, we advise you that the factors listed below, as well as other factors we have not currently identified, could affect our financial or other performance and could cause our actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods or events in any forward-looking statement.

We will not undertake and specifically decline any obligation to publicly release revisions to these forward-looking statements to reflect either circumstances after the date of the statements or the occurrence of events which may cause us to re-evaluate our forward-looking statements.

In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act, we are hereby filing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements made by us or on our behalf.

WE HAVE A HISTORY OF OPERATING LOSSES AND EXPECT TO INCUR SIGNIFICANT ADDITIONAL OPERATING LOSSES.

We have incurred operating losses since our inception in 1989. As of December 31, 2001, we had an accumulated deficit of approximately $84.0 million. We expect to incur substantial additional operating losses over the next several years as our research, development, preclinical testing and clinical trial activities increase. We have not commercialized any therapeutic products, either ourselves or with others, that have generated revenues from final product sales, and we do not expect any of our product candidates to generate significant product revenues for

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the next several years. Even if our research and development efforts eventually generate revenues from sales of therapeutic products, those revenues may not fully offset the expenses of our efforts. In addition, obtaining regulatory approvals to market therapeutic products is a long and arduous process and we cannot predict when, if ever, we will receive such approvals. We generate revenue from collaborators through research and development funding and through license and maintenance fees that we receive in connection with the licensing of our phage display technology. We expect to continue to be dependent upon revenue generated from our collaborative arrangements and our licensing efforts over the next several years.

To date, our chromatography separations products business has not been profitable. For sales of our separations business to increase, we must expand the market penetration of our existing products as well as develop new products, which are still in the early stages of development.

To date, we have received revenues principally from:

-  sales of chromatography separations systems and products;

-  research and development funding received from our collaborators; and

- milestone payments and signing and maintenance fees paid by licensees of our phage display technology.

To become profitable, we must:

-  fully develop and commercialize biopharmaceuticals;

-  establish additional collaborative arrangements; and

- achieve greater market penetration for our chromatography separations products.

WE MAY BE UNABLE TO RAISE THE CAPITAL THAT WE WILL NEED TO SUSTAIN OUR
OPERATIONS.

We expect that our existing resources will be sufficient to fund our operations through 2002. We may, however, need to raise additional funds before then. We will need additional funds if our cash requirements exceed our current expectations or if we generate less revenue than we expect.

Our future capital requirements will depend on many factors, including:

-  the progress of our drug discovery development program using phage display;

-  our ability to develop and commercialize our product candidates;

- maintaining our existing collaborative and license arrangements and entering into additional ones;

- the progress of the development and commercialization of milestone and royalty-bearing compounds by our collaborators and licensees;

-  sales of chromatography separations products;

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-  our decision to manufacture some of our products;

-  competing technological and market developments;

-  costs of defending our patents and other intellectual property rights; and

-  the amount and timing of additional capital equipment purchases.

We also may seek additional funding through collaborative arrangements and public or private financings. We may not be able to obtain financing on acceptable terms or at all or we may not be able to enter into additional collaborative arrangements. In addition, the terms of any financing may adversely affect the holdings or the rights of our stockholders. If we are unable to obtain funding on a timely basis, we may be required to curtail significantly one or more of our research or development programs. We also could be required to seek funds through arrangements with collaborators or others that may require us to relinquish rights to some of our technologies, product candidates or products that we would otherwise pursue on our own.

OUR BIOPHARMACEUTICAL OR DIAGNOSTIC PRODUCT CANDIDATES MUST UNDERGO RIGOROUS CLINICAL TRIALS AND REGULATORY APPROVALS, WHICH COULD SUBSTANTIALLY DELAY OR PREVENT THEIR DEVELOPMENT OR MARKETING.

Any biopharmaceutical or diagnostic product we develop will be subject to rigorous clinical trials and an extensive regulatory approval process implemented by the Food and Drug Administration. This approval process is typically lengthy and expensive, and approval is never certain. Positive results from preclinical studies and early clinical trials do not ensure positive results in late stage clinical trials designed to permit application for regulatory approval. We may not be able to conduct clinical trials at preferred sites, enroll sufficient patients or begin or successfully complete clinical trials in a timely fashion, if at all.

We expect to enter into contractual arrangements with collaborators and third parties to conduct clinical trials on our behalf. Any failure of these collaborators or third parties to perform may delay or terminate the trials.

Because of the risks and uncertainties in biopharmaceutical development, products that we or our collaborators develop could take a significantly longer time to gain regulatory approval than we expect or may never gain approval. If we or our collaborators do not receive these necessary approvals, we will not be able to generate substantial product or royalty revenues and may not become profitable. We and our collaborators may encounter significant delays or excessive costs in our efforts to secure regulatory approvals. Factors that raise uncertainty in obtaining these regulatory approvals include:

- we must demonstrate through clinical trials that the proposed product is safe and effective for its intended use;

- we have limited experience in conducting the clinical trials necessary to obtain regulatory approval; and

- data obtained from preclinical and clinical activities are susceptible to varying interpretations, which could delay, limit or prevent regulatory approvals.

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Regulatory authorities may delay, suspend or terminate clinical trials at any time if they believe that the patients participating in trials are being exposed to unacceptable health risks or if they find deficiencies in the clinical trial procedures. In addition, our or our collaborators' failure to comply with applicable regulatory requirements may result in criminal prosecution, civil penalties and other actions that could impair our ability to conduct our business.

BECAUSE WE CURRENTLY LACK THE RESOURCES, CAPABILITY AND EXPERIENCE NECESSARY TO MANUFACTURE BIOPHARMACEUTICALS, WE WILL DEPEND ON THIRD PARTIES TO PERFORM THIS FUNCTION, WHICH MAY ADVERSELY AFFECT OUR ABILITY TO COMMERCIALIZE ANY BIOPHARMACEUTICALS WE MAY DEVELOP.

We do not currently operate manufacturing facilities for the clinical or commercial production of biopharmaceuticals. We also lack the resources, capability and experience necessary to manufacture biopharmaceuticals. As a result, we will depend on collaborators, partners, licensees and other third parties to manufacture clinical and commercial scale quantities of our biopharmaceuticals. If we enter into these types of third party arrangements, then we will be dependent on the efforts of others, which if not successful could result in decreased revenue to us.

Because our existing contract manufacturer is limited in its current ability to produce products on a scale necessary for commercialization, we may incur substantial expenses to contract with others to manufacture products or we may experience delays in bringing larger scale facilities on line. To date we have identified only a few facilities that are capable of producing material for preclinical and clinical studies and we cannot assure you that they will be able to supply sufficient clinical materials during the clinical development of our product candidates. We will also be dependent on contract manufacturers to produce and test any biopharmaceuticals that are approved for market.

WE LACK EXPERIENCE IN CONDUCTING CLINICAL TRIALS, REGULATORY PROCESSES, AND CONDUCTING SALES AND MARKETING ACTIVITIES, ANY OR ALL OF WHICH MAY ADVERSELY IMPACT OUR ABILITY TO COMMERCIALIZE ANY BIOPHARMACEUTICALS THAT WE MAY DEVELOP.

We have begun the process of hiring experienced clinical development, regulatory, and marketing staff to develop and supervise clinical trials, regulatory processes, and sales and marketing activities. However, we will remain dependent upon third party contract research organizations to carry out most of our clinical and preclinical research studies for the foreseeable future. While we will seek to establish contracts with experienced, resourceful contractors who can carry out these activities efficiently, effectively, and quickly, we cannot assure that these third party contractors will perform as expected and required. Any failure to perform adequately may cause delays in one or more products and might lead to a failure to gain regulatory approval.

Similarly, we may be unable to enter into third party arrangements for the marketing and sale of biopharmaceuticals on acceptable terms. For certain products, we may incur substantial expenses to develop our own marketing and sales force in order to commercialize our biopharmaceuticals and our efforts may not be successful or the product may not be approved.

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As a result we may experience delays in the commercialization of our biopharmaceuticals and we may be unable to compete effectively.

WE DEPEND ON THE EXPERTISE, EFFORT, PRIORITIES AND CONTRACTUAL OBLIGATIONS OF OUR COLLABORATORS; ANY CHANGES IN OUR COLLABORATORS' BUSINESS DIRECTION OR PRIORITIES OR DEFAULTS IN THEIR OBLIGATIONS MAY HAVE AN ADVERSE IMPACT ON OUR RESEARCH REVENUES AND ULTIMATELY OUR LICENSE REVENUES AND EXPENSES.

We depend on the expertise, effort, priorities and contractual obligations of our collaborators to realize revenues from our phage display technology. However, our collaborators:

- are not obligated under our collaborative arrangements to develop or market product candidates discovered using our phage display technology;

-  may pursue alternative technologies or develop competing products;

- control many of the decisions with respect to research, clinical trials and commercialization of product candidates we discover or develop with them;

- may terminate their collaborative arrangements with us under specified circumstances with short notice; and

- may disagree with us as to whether a milestone or royalty payment is due under the terms of our collaborative arrangements.

The termination of a significant number of our existing collaborative arrangements or our inability to enter into other collaborative arrangements would reduce our research revenues and our potential for royalties and milestone payments.

WE AND OUR COLLABORATORS MAY NOT BE ABLE TO GAIN MARKET ACCEPTANCE OF OUR BIOPHARMACEUTICALS, WHICH COULD ADVERSELY AFFECT OUR REVENUES.

We cannot be certain that any of our biopharmaceutical candidates, even if successfully approved, will gain market acceptance among physicians, patients, healthcare payors, pharmaceutical manufacturers or others. We may not achieve market acceptance even if clinical trials demonstrate safety and efficacy of our biopharmaceutical and diagnostic products and the necessary regulatory and reimbursement approvals are obtained. The degree of market acceptance of our biopharmaceutical candidates will depend on a number of factors, including:

-  their clinical efficacy and safety;

-  their cost-effectiveness;

-  their potential advantage over alternative treatment methods;

-  their marketing and distribution support;

-  reimbursement policies of government and third-party payors; and

-  market penetration and pricing strategies of competing and future products.

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If our products do not achieve significant market acceptance, our revenues could be adversely affected.

COMPETITION AND TECHNOLOGICAL CHANGE MAY MAKE OUR POTENTIAL PRODUCTS AND TECHNOLOGIES LESS ATTRACTIVE OR OBSOLETE.

We compete with major pharmaceutical and biotechnology companies that are pursuing forms of treatment or prevention for the diseases that we target. Many of our competitors have substantially greater financial and other resources than we do and are conducting extensive research and development activities. Other companies may succeed in developing products earlier than we do, obtaining regulatory approval for products more rapidly than we do, or developing products that are more effective or less costly than those we develop.

For our DX-88 product candidate, our competitors for the treatment of hereditary angiodema (HAE) include Aventis Behring and Baxter Healthcare, which currently market plasma-derived C1 esterase inhibitor products, which are approved for the treatment of HAE in Europe. In addition, other competitiors would be companies seeking to develop recombinant C1 inhibitors, and companies that market and develop corticosteroid drugs or other anti-inflammatory compounds. Bayer currently markets aprotinin, which is indicated for reduction of blood loss in patients undergoing cardiopulmonary bypass during cardiopulmonary bypass graft surgery. A number of companies, including Alexion, are developing additional products to reduce the complications of cardiopulmonary bypass.

For our DX-890 product candidate, our competitors in the development of treatments for cystic fibrosis include Genentech, Genzyme, Xoma and Biogen. A number of other companies are also developing neutrophil elastase inhibitors for broader indications. These include Inhale Therapeutic Systems, Aventis, Medea Research, Cortech, Inc., Roche, Ono, Eli Lilly, Lexin, SuperGen, Teijin, GlaxoSmithkline, Arriva, Sanofi-Synthelabo, and Ivax.

For potential oncology product candidates coming out of our biopharmaceutical discovery and development programs, competitors could include Bristol-Meyers Squibb, Pfizer, GlaxoSmithkline, Genentech, Pharmacia, Wyeth and numerous other pharmaceutical and biotechnology companies.

In addition, most large pharmaceutical companies seek to develop orally available small molecule compounds against many of the targets for which we and others are seeking to develop protein, peptide, and/or antibody products.

Our phage display technology is one of several technologies available for use in drug discovery. The primary technologies that compete with our phage display technology include combinatorial chemistry, single target high throughput screening and hybridoma technology. Our business depends significantly on the competitive position of phage display technology. If competing technologies obtain broader market acceptance or technologies superior to phage display are developed, our business would be adversely affected. We are aware of several pharmaceutical and biotechnology companies that use in their operations combinatorial chemistry, single target high throughput screening or peptide, antibody technologies to identify molecules that bind to a desired target. In addition, a number of companies are in the business of providing access to these technologies and performing research for other companies. For example, our patent

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licensees, Cambridge Antibody Technology Group plc, Morphosys AG and Crucell
provide research services in the field of phage display. In addition, these four companies, as well as Abgenix, Inc., Medarex, Inc., Genmab and Protein Design Labs, Inc. provide antibody services. Biosite Diagnostics, Inc., also a licensee of ours, has partnered with Medarex, Inc. to combine phage display technology with transgenic mouse technology to create antibody libraries derived from the RNA of immunized mice. Other companies, including, Phylos, Diversys and Novagen, are also attempting to develop new antibody engineering technology.

In addition, we may experience competition from companies that have acquired or may acquire technology from universities and other research institutions. As these companies develop their technologies, they may develop proprietary positions which may prevent us from successfully commercializing our products.

Our chromatography separations business competes in mature markets with several companies that manufacture, market and sell chromatography separations and purification systems. We face active competition from other suppliers of separations products. The principal competitors in our existing product markets include Nova Sep, Isco, Inc. and Gilson, Inc., some of which also have long-term relationships with our existing customers. Our principal competitor in the chromatography separations system and cartridge market is Isco, Inc. In addition, many therapeutic and diagnostic product manufacturers have traditionally assembled their own chromatography systems. As a result, any future innovative separations products that we develop may not become accepted in the marketplace.

OUR SUCCESS DEPENDS SIGNIFICANTLY UPON OUR ABILITY TO OBTAIN AND MAINTAIN INTELLECTUAL PROPERTY PROTECTION FOR OUR PRODUCTS AND TECHNOLOGIES.

We face risks and uncertainties related to our intellectual property rights. For example:

- we may be unable to obtain or maintain patent or other intellectual property protection for any products or processes that we may develop;

- third parties may obtain patents covering the manufacture, use or sale of these products, which may prevent us from commercializing any of our products under development globally or in certain regions; or

- our patents or any future patents that we may obtain may not prevent other companies from competing with us by designing their products or conducting their activities so as to avoid the coverage of our patents.

Our phage display patent rights are central to our non-exclusive patent licensing program. As part of that licensing program, we generally seek to negotiate a phage display license agreement with parties practicing technology covered by our patents. In countries where we do not have and/or have not applied for phage display patent rights, we will be unable to prevent others from using phage display or developing or selling products or technologies derived using phage display. In addition, in jurisdictions where we have phage display patent rights, we may be unable to prevent others from selling or importing products or technologies derived elsewhere using phage display. Any inability to protect and enforce our phage display patent rights,

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whether by licensing or any invalidity of our patents or otherwise, would negatively affect our research and revenues.

In all of our activities, we also rely substantially upon proprietary materials, information, trade secrets and know-how to conduct our research and development activities and to attract and retain collaborators, licensees and customers. Although we take steps to protect our proprietary rights and information, including the use of confidentiality and other agreements with our employees and consultants and in our academic and commercial relationships, these steps may be inadequate, these agreements may be violated, or there may be no adequate remedy available for a violation. Also, our trade secrets or similar technology may otherwise become known to, or be independently developed or duplicated by, our competitors.

Other parties have patents and pending applications to various products and methods related to phage display and may obtain additional patents in the future. From time to time we learn of issued patents which may cover our product development activities as well as commercialization of potential future products. To date, we have filed oppositions against two European patents in the general field of phage display. In the first of these oppositions, the Opposition Division revoked a patent issued to Acambis Research Limited. An appeal of this decision is pending. In the second opposition, the Opposition Division maintained a patent issued to CAT. We intend to appeal that decision. We do not believe these European patents cover any of our present activities, but we cannot predict whether the claims in these patents may, in their current or future form, cover our future activities or the activities of our collaborators and licensees. We may file other oppositions in the future.

Before we and our collaborators can market some of our processes or products, we and our collaborators may need to obtain licenses from other parties who have patent or other intellectual property rights covering those processes or products. There are several companies that have patents relating to phage display, including for example, Applied Molecular Evolution, Biosite, Xoma, Morphosys, CAT and Genentech. Third party patent owners may contend that we need a license or other rights under their patents in order for us to commercialize a process or product. In order for us to commercialize a process or product, we may need to license the patent rights of other parties. We are aware of certain patents for which we may need to obtain licenses to commercialize some of our products and technologies. If a third party does not offer us a needed license or offers us a license only on terms that are unacceptable, we may be unable to commercialize one or more of our products. If a third party does not offer a needed license to our collaborators and as a result our collaborators stop work under the agreement, we might lose future milestone payments and royalties. If we decide not to seek a license, or if licenses are not available on reasonable terms, we may become subject to infringement claims or other legal proceedings, which could result in substantial legal expenses. If we are unsuccessful in these actions, adverse decisions may prevent us from commercializing the affected process or products.

We seek affirmative rights of license or ownership under existing patent rights relating to phage display technology of others. For example, through our patent licensing program, we have secured a limited freedom to practice some of these patent rights pursuant to our standard license agreement, which contains a covenant by the licensee that it will not sue us under certain of the

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licensee's phage display improvement patents. We cannot guarantee, however, that we will be successful in enforcing any agreements from our licensees, including agreements not to sue under their phage display improvement patents, or in acquiring similar agreements in the future, or that we will be able to obtain commercially satisfactory licenses to the technology and patents of others. If we cannot obtain and maintain these licenses and enforce these agreements, this could have a negative effect on our business.

PROCEEDINGS TO OBTAIN, ENFORCE OR DEFEND PATENTS AND TO DEFEND AGAINST CHARGES OF INFRINGEMENT ARE TIME CONSUMING AND EXPENSIVE ACTIVITIES. UNFAVORABLE OUTCOMES IN THESE PROCEEDINGS COULD LIMIT OUR PATENT RIGHTS AND OUR ACTIVITIES, WHICH COULD MATERIALLY AFFECT OUR BUSINESS.

Obtaining, protecting and defending against patent and proprietary rights can be expensive. For example, if a competitor files a patent application claiming technology also invented by us, we may have to participate in an expensive and time-consuming interference proceeding before the U.S. Patent and Trademark Office to address who was first to invent the subject matter of the claim and whether that subject matter was patentable. Moreover, an unfavorable outcome in an interference proceeding could require us to cease using the technology or to attempt to license rights to it from the prevailing party. Our business would be harmed if a prevailing third party does not offer us a license on terms that are acceptable to us.

In patent offices outside the United States, we may be forced to respond to third party challenges to our patents. For example, two companies filed oppositions in late 1997 against the only phage display patent that the European Patent Office issued to us to date. A hearing on these oppositions was held April 6, 2000 and our patent was revoked. We have appealed this decision to the European Patent Office's Technical Board of Appeals. This appeal suspends the Opposition Division's decision and reinstates our patent pending the decision of the Technical Board. Although we will be able to enforce this patent during the appeal, any infringement action we file will likely be stayed pending the results of the appeal. Oral proceedings are scheduled before the Technical Board in our appeal on July 2, 2002. The decision of the Technical Board will be final. We also have two other patent applications related to our phage display technology pending in the European Patent Office. During the continued prosecution of these applications, the Examining Division will consider the grounds on which the Opposition Division revoked our first patent taken together with the Technical Board's decision on our appeal. We may not be successful in overturning the Opposition Division's decision or in obtaining allowance of our other patent applications. We will not be able to prevent other parties from using our phage display technology in Europe if we are not successful in the reinstatement of our first European patent or if the European Patent Office does not grant us another patent that we can maintain after any opposition.

We may need to resort to litigation to enforce any patent issued to us. Third parties may assert that we are employing their proprietary technology without authorization. In addition, third parties may have or obtain patents in the future and claim that the use of our technology infringes these patents. For example, we are engaged in a United States court proceeding brought by George Pieczenik and I.C. Technologies America, Inc. alleging infringement of three patents. A claim construction hearing was held on December 13, 2001. We are awaiting a decision. After

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the court construes the claim asserted against us by the plaintiffs, the court will determine whether or not our activities infringe these claims and if these claims are valid and enforceable. We could incur substantial costs in connection with any litigation or patent proceeding and our management's efforts would be diverted, regardless of the results of the litigation. An unfavorable result could subject us to significant liabilities to third parties, require us to cease manufacturing or selling the affected products or using the affected processes, require us to license the disputed rights from third parties or result in awards of substantial damages against us. Our business will be harmed if we cannot obtain a license, can obtain a license only on terms we consider to be unacceptable or if we are unable to redesign our products or processes to avoid infringement.

OUR REVENUES AND OPERATING RESULTS HAVE FLUCTUATED SIGNIFICANTLY IN THE PAST, AND WE EXPECT THIS TO CONTINUE IN THE FUTURE.

Our revenues and operating results have fluctuated significantly on a quarter to quarter basis. We expect these fluctuations to continue in the future. Fluctuations in revenues and operating results will depend on:

-  the timing of our increased research and development expenses;

-  the establishment of new collaborative and licensing arrangements;

-  the timing and results of clinical trials;

- the development and marketing programs of current and prospective collaborators;

-  the completion of certain milestones; and

-  the timing of customer purchases of larger separations equipment systems.

If the revenues we receive are less than the revenues we expect for a given fiscal period, then we may be unable to reduce our expenses quickly enough to compensate for the shortfall. Our revenues in any period are not a reliable indicator of our future performance. In addition, our fluctuating revenues and operating results may fail to meet the expectations of securities analysts or investors. Our failure to meet these expectations may cause the price of our common stock to decline.

IF WE LOSE OR ARE UNABLE TO HIRE AND RETAIN QUALIFIED PERSONNEL, THEN WE MAY NOT BE ABLE TO DEVELOP OUR PRODUCTS OR PROCESSES.

We are highly dependent on qualified scientific and management personnel, and we face intense competition from other companies and research and academic institutions for qualified personnel. If we lose an executive officer, a manager of one of our principal business units or research programs, or a significant number of any of our staff or are unable to hire and retain qualified personnel, then our ability to develop and commercialize our products and processes may be delayed or prevented. We do not have employment agreements with any of our key employees other than Robert Ladner, Scott Chappel and Stephen Galliker. We do not maintain key-man life insurance with respect to any employees and we do not intend to obtain such insurance.

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WE MAY ENCOUNTER DIFFICULTIES IN MANAGING OUR GROWTH.

We may be unable to manage our growth and expansion, and our failure to do so may slow our growth rate or give rise to inefficiencies that would increase our losses. Our ability to manage our operations and growth effectively depends upon the continual improvement of our operational, financial and management controls, reporting systems and procedures.

WE CURRENTLY DEPEND ON ONE SUPPLIER FOR A KEY COMPONENT IN OUR SEPARATIONS PRODUCTS, AND IF WE LOSE THAT SUPPLIER WE COULD EXPERIENCE DELAYS IN THE PRODUCTION AND SHIPMENT OF OUR SEPARATIONS PRODUCTS, WHICH WOULD ADVERSELY IMPACT OUR SEPARATIONS PRODUCT SALES REVENUES.

We manufacture our chromatography separations products using compounds and separations media manufactured by third parties. We currently purchase a significant percentage of the silica that we use as separations media in our prepacked disposable separations cartridges and other separations products from Chemie Uetikon, a major bulk producer of silica located in Zurich, Switzerland. While we have arranged to obtain separations media from alternative sources of supply at prices and on terms and conditions substantially similar to those in the agreement with our current supplier, any interruption in our source of supply could slow production and delay shipments to our customers, which would adversely impact our separations product sales revenues. To date, we have not experienced any major difficulties in obtaining commercial quantities of separations media from any of our current suppliers.

WE USE AND GENERATE HAZARDOUS MATERIALS IN OUR BUSINESS, AND ANY CLAIMS RELATING TO THE IMPROPER HANDLING, STORAGE, RELEASE OR DISPOSAL OF THESE MATERIALS COULD BE TIME-CONSUMING AND EXPENSIVE.

Our development and manufacture of chromatography separations systems and products involves the controlled storage, use and disposal of hazardous materials and chemicals. Our phage display research and development also involves the controlled storage, use and disposal of chemicals and solvents, as well as biological materials. We are subject to foreign, federal, state and local laws and regulations governing the use, manufacture and storage and the handling and disposal of materials and waste products. Although we believe that our safety procedures for handling and disposing of these hazardous materials comply with the standards prescribed by laws and regulations, we cannot completely eliminate the risk of contamination or injury from hazardous materials. If an accident occurs, an injured party could seek to hold us liable for any damages that result and any liability could exceed the limits or fall outside the coverage of our insurance. We may not be able to maintain insurance on acceptable terms, or at all. We may incur significant costs to comply with current or future environmental laws and regulations.

WE MAY HAVE SIGNIFICANT PRODUCT LIABILITY EXPOSURE.

We face exposure to product liability and other claims if products or processes are alleged to have caused harm. These risks are inherent in the testing, manufacturing and marketing of human therapeutic products. Although we currently maintain product liability insurance, we may not have sufficient insurance coverage, and we may not be able to obtain sufficient coverage at a

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reasonable cost. Our inability to obtain product liability insurance at an acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of any products that we or our collaborators develop. We also have liability for products manufactured by us on a contract basis for third parties. If we are sued for any injury caused by our products or processes, then our liability could exceed our product liability insurance coverage and our total assets.

OUR BUSINESS IS SUBJECT TO RISKS ASSOCIATED WITH INTERNATIONAL SALES AND OPERATIONS AND COLLABORATIONS.

Since we sell our products worldwide, our business is subject to risks associated with doing business internationally. Product revenues from the conduct of business in the United Kingdom are received in pounds sterling and represented 29% of our total product revenues in 2001. We anticipate that revenues from our international operations will continue to represent a portion of our total revenues. Accordingly, our future results could be harmed by the effect of and compliance with foreign laws and regulations.

The laws of foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States. In countries where we do not have and/or have not applied for patents on our products, we will be unable to prevent others from developing or selling similar products. In addition, in jurisdictions outside the United States where we have phage display patent rights, we may be unable to prevent unlicensed parties from selling or importing products or technologies derived elsewhere using phage display.

Until we or our licensees obtain the required regulatory approvals for biopharmaceuticals identified using phage display in any specific foreign country, we or our licensees will be unable to sell these products in that country. International regulatory authorities have imposed numerous and varying regulatory requirements and the approval procedures can involve additional testing. Approval by one regulatory authority does not ensure approval by any other regulatory authority.

WE MAY NOT SUCCEED IN ACQUIRING TECHNOLOGY AND INTEGRATING COMPLEMENTARY BUSINESSES.

We may acquire additional technology and complementary businesses in the future. Acquisitions involve many risks, any one of which could materially harm our business, including:

-  the diversion of management's attention from core business concerns;

- the failure to exploit effectively acquired technologies or integrate successfully the acquired businesses;

- the loss of key employees from either our current business or any acquired businesses; and

-  the assumption of significant liabilities of acquired businesses.

We may be unable to make any future acquisitions in an effective manner. In addition, the ownership represented by the shares of our common stock held by you will be diluted if we issue equity securities in connection with any acquisition. If we make any significant acquisitions

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using cash consideration, we may be required to use a substantial portion of our available cash. If we issue debt securities to finance acquisitions, then the debtholders would have rights senior to the holders of shares of our common stock to make claims on our assets and the terms of any debt could restrict our operations, including our ability to pay dividends on our shares of common stock. Acquisition financing may not be available on acceptable terms, or at all. In addition, we may be required to amortize significant amounts of intangible assets in connection with future acquisitions. We might also have to recognize significant amounts of goodwill that will have to be tested periodically for impairment. These amounts could be significant, which could harm our operating results.

OUR COMMON STOCK MAY CONTINUE TO HAVE A VOLATILE PUBLIC TRADING PRICE AND LOW TRADING VOLUME.

The market price of our common stock has been highly volatile. Since our initial public offering in August 2000 through February 2002, the price of our common stock on the Nasdaq National Market has ranged between $54.125 and $4.76.

The market has experienced significant price and volume fluctuations for reasons unrelated to our operating performance.

Many factors may have a negative effect on the market price of our common stock, including:

-  public announcements by us, our competitors or others;

- developments concerning proprietary rights, including patents and litigation matters;

- publicity regarding actual or potential results with respect to products or compounds we or our collaborators are developing;

-  regulatory developments in both the United States and abroad;

-  public concern about the safety or efficacy of new technologies;

-  general market conditions and comments by securities analysts; and

-  quarterly fluctuations in our revenues and financial results.

ANTI-TAKEOVER PROVISIONS IN OUR GOVERNING DOCUMENTS AND UNDER DELAWARE LAW AND OUR SHAREHOLDER RIGHTS PLAN MAY MAKE AN ACQUISITION OF US MORE DIFFICULT.

We are incorporated in Delaware. We are subject to various legal and contractual provisions that may make a change in control of us more difficult. Our board of directors has the flexibility to adopt additional anti-takeover measures.

Our charter authorizes our board of directors to issue up to 1,000,000 shares of preferred stock and to determine the terms of those shares of stock without any further action by our stockholders. If the board of directors exercises this power to issue preferred stock, it could be more difficult for a third party to acquire a majority of our outstanding voting stock. Our charter also provides staggered terms for the members of our board of directors. This may prevent

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stockholders from replacing the entire board in a single proxy contest, making it more difficult for a third party to acquire control of us without the consent of our board of directors. Our equity incentive plans generally permit our board of directors to provide for acceleration of vesting of options granted under these plans in the event of certain transactions that result in a change of control. If our board of directors used its authority to accelerate vesting of options, then this action could make an acquisition more costly, and it could prevent an acquisition from going forward.

Our shareholder rights plan could result in the significant dilution of the proportionate ownership of any person that engages in an unsolicited attempt to take over our company and, accordingly, could discourage potential acquirors.

Section 203 of the Delaware General Corporation Law prohibits a corporation from engaging in a business combination with any holder of 15% or more of its capital stock until the holder has held the stock for three years unless, among other possibilities, the board of directors approves the transaction. Our board of directors could use this provision to prevent changes in management.

The provisions described above, as well as other provisions in our charter and bylaws and under the Delaware General Corporation Law, may make it more difficult for a third party to acquire our company, even if the acquisition attempt was at a premium over the market value of our common stock at that time.

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